Exhibit 99.1

UNITED SECURITY BANCORPORATION
PROFIT SHARING 401(k) PLAN

INDEPENDENT AUDITOR’S REPORT
and
FINANCIAL STATEMENTS

DECEMBER 31, 2001, 2000 AND 1999

CONTENTS

PAGE

INDEPENDENT AUDITOR’S REPORT	1

FINANCIAL STATEMENTS
Statement of net assets available for benefits	2
Statement of changes in net assets available for benefits	3
Notes to financial statements	4-6

SUPPLEMENTAL SCHEDULE
Schedule H, Line 4i - schedule of assets (held at end of year)	7

INDEPENDENT AUDITOR’S REPORT

To the Board of Trustees
United Security Bancorporation
    Profit Sharing 401(k) Plan

We have audited the accompanying statement of net assets available for benefits of the United Security Bancorporation Profit Sharing 401(k) Plan as of December 31, 2001 and 2000, and the related statement of changes in net assets available for benefits for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2001 and 2000, and the changes in net assets available for benefits for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2001, is presented for purposes of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/    MOSS ADAMS LLP

Everett, Washington
July 12, 2002

UNITED SECURITY BANCORPORATION
PROFIT SHARING 401(k) PLAN
STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS

	DECEMBER 31,
	2001	2000
ASSETS
Investments, at fair value
Mutual funds	$1,761,052	$1,768,849
Employer’s common stock	68,595	47,801

	1,829,647	1,816,650

RECEIVABLES
Employer contributions	12,189
Participants’ contributions	30,606	29,034

	42,795	29,034

NET ASSETS AVAILABLE FOR BENEFITS	$1,872,442	$1,845,684

See accompanying notes.	2

UNITED SECURITY BANCORPORATION
PROFIT SHARING 401(k) PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	YEAR ENDED DECEMBER 31,
	2001	2000	1999
ADDITIONS TO NET ASSETS ATTRIBUTED TO
Investment income
Net depreciation in fair value of investments	$(225,858)	$(85,095)	$(48,445)
Interest and dividends	4,053	24,343	52,674

	(221,805)	(60,752)	4,229
Less investment expenses		(17,526)	(25,200)

	(221,805)	(78,278)	(20,971)

Contributions
Employer	165,119
Participants’	407,134	305,712	238,086
Rollovers from qualified plan		984	207,735

	572,253	306,696	445,821

Total additions	350,448	228,418	424,850

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO
Benefits paid to participants	323,690	346,500	421,026

INCREASE (DECREASE) IN NET ASSETS	26,758	(118,082)	3,824

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	1,845,684	1,963,766	1,959,942

End of year	$1,872,442	$1,845,684	$1,963,766

3	See accompanying notes.

UNITED SECURITY BANCORPORATION
PROFIT SHARING 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS

Note 1  –  Description of the Plan

The following description of the United Security Bancorporation Profit Sharing 401(k) Plan (Plan) provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions. In March 2001, United Security Bancorporation changed its name to AmericanWest Bancorporation (Note 6).

General  –  The Plan is a defined contribution plan sponsored and administered by an outside third party. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Plan has two features: a profit sharing feature and a salary deferral feature, commonly known as a 401(k) plan.

Participation and vesting  –  The Plan generally covers all full-time employees of AmericanWest Bancorporation (Bancorporation) who have completed 1,000 hours of service and who have attained at least 18 years of age. Participants gain 20% vesting of the profit sharing each year after two completed years of service, and become 100% vested after six years of service. All 401(k) employee contributions are immediately 100% vested.

Contributions  –  Profit sharing contributions are made from Bancorporation profits at the discretion of the Bancorporation. The 401(k) feature of the Plan allows participants to make contributions, through salary reduction, of 1% to 15% of their gross pay. The Bancorporation made contributions of $165,119 during 2001 and none were made during 2000 or 1999.

Participant accounts  –  Each participant’s account is credited with the participant’s contribution and an allocation of (a) the Bancorporation’s contribution, (b) Plan earnings, and (c) forfeitures of terminated participants’ nonvested accounts. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Payment of benefits  –  Participants entitled to distributions due to retirement, death, disability, or termination of employment have the option of receiving a lump-sum payment or periodic payments which meet the requirements of the Internal Revenue Code.

Plan termination  –  Although it has not expressed any intent to do so, the Bancorporation has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become fully vested in their accounts.

UNITED SECURITY BANCORPORATION
PROFIT SHARING 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS

Note 2  –  Summary of Significant Accounting Policies

Basis of accounting  –  The financial statements of the Plan are prepared under the accrual method of accounting.

Investment valuation and income recognition  –  The Plan’s investments are stated at fair value based on quoted market prices. Mutual funds are valued at the net asset value of shares held by the plan at year end.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payments of benefits  –  Benefits are recorded when paid.

Use of estimates  –  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Risks and uncertainties  –  The Plan provides for various investment options in combinations of mutual funds and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

Reclassifications  –  Certain amounts in the 2000 financial statements have been reclassified to conform to the 2001 presentation.

Note 3  –  Tax Status

The Internal Revenue Service has determined and informed the Company by letter dated January 10, 1997 that the Plan and related trust are designed in accordance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the plan administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable provisions of the Internal Revenue Code.

UNITED SECURITY BANCORPORATION
PROFIT SHARING 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS

Note 4  –  Investments

Individual investments that represent 5% or more of net assets available for benefits are as follows:

	2001	2000
AIM Balance Fund A	$138,645	$112,282
AIM Basic Value Fund A	$246,983	$185,988
American Funds New Economy Fund A	$243,649	$240,479
American Funds Europacific Growth Fund A	$262,731	$242,151
AIM Cash Reserve Shares	$262,957	$378,426
AIM Blue Chip Fund A	$266,766	$273,242
AIM Aggressive Growth Fund A	$312,677	$315,512

During 2001, 2000 and 1999, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) (depreciated) appreciated in value by $(225,858), $(85,095) and $(48,445), respectively, as follows:

	YEARS ENDED DECEMBER 31,
	2001	2000	1999
Mutual funds	$(230,307)	$(42,612)
Employer common stock	4,449	(42,483)	$(24,554)
U.S. Treasury bonds			(23,891)

	$(225,858)	$(85,095)	$(48,445)

Note 5  –  Related Party Transactions

During 2001, 2000 and 1999, the Bancorporation paid and provided certain administrative and accounting fees on behalf of the Plan.

Note 6  –  Subsequent Events

The Plan name as adopted by the employer is United Security Bancorporation 401(k) Plan; the Bancorporation is in the process of changing the legal name of the plan to reflect the sponsor’s name change to AmericanWest Bancorporation.

SUPPLEMENTAL SCHEDULE

UNITED SECURITY BANCORPORATION
PROFIT SHARING 401(k) PLAN
E.I.N. 91-1259511, PLAN NUMBER 002
SCHEDULE H, LINE 4i – SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001

(a)	(b) IDENTITY OF ISSUER, BORROWER, LESSOR, OR SIMILAR PARTY	(c) DESCRIPTION OF INVESTMENT INCLUDING MATURITY DATE, RATE OF INTEREST, COLLATERAL, PAR OR MATURITY VALUE	(d) COST**	(e) CURRENT VALUE
	AIM Cash Reserve Shares	Money Market Fund		$262,957
	AIM Aggressive Growth Fund A	Mutual fund		312,677
	AIM Balance Fund A	Mutual fund		138,645
	AIM Basic Value Fund A	Mutual fund		246,983
	AIM Blue Chip Fund A	Mutual fund		266,766
	American Funds New Economy Fund A	Mutual fund		243,649
	American Funds Europacific Growth Fund A	Mutual fund		262,731
	American Fund Bond Fund A	Mutual fund		26,644
*	AmericanWest Bancorporation (formerly United Security Bancorporation)	Common stock		68,595

				$1,829,647

*	A party in interest as defined by ERISA
**	Cost omitted with respect to participant directed transactions under an individual account plan